Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, August 4, 2009
9:00 A.M. CDT
TELEVISION COMPANY BELO CORP. (BLC) ELECTS NEW DIRECTOR
DALLAS – Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, announced today that its Board of Directors has elected McHenry T. Tichenor, Jr. as a Class III director of the Company effective August 3, 2009. Tichenor’s term will expire at Belo’s Annual Meeting of Shareholders in May 2010, when he will be eligible for re-election by shareholders.
Tichenor, 54, served as Executive Vice President and President/Radio Division of Univision Communications, Inc. from 2003 to 2005 and also served on the Company’s Board of Directors from 2003 to 2007. From 1997 to 2003, Tichenor was Chairman, President and Chief Executive Officer of the Hispanic Broadcasting Corporation prior to its merger with Univision Communications in 2003. From 1981 until 1997, Tichenor was President, Chief Executive Officer and director of Tichenor Media System, Inc., which merged with the Hispanic Broadcasting Corporation in 1997.
Tichenor is currently a private investor and Executive Director of the WWWW Foundation, Inc. (Quad W), a non-profit organization founded in memory of his son to support higher education, sarcoma research and other philanthropy. Tichenor previously served on the board of HFF, Inc. from February 2007 until May 2009. He is an associate member of the MD Anderson Cancer Center Board of Visitors and a member of The University of Texas at Austin McCombs School of Business Advisory Council.
Tichenor is also active on various boards of The University of Texas at Austin where he received a Bachelor of Arts with honors and a Master of Business Administration. He received a Master of Science in Biotechnology from The University of Texas at Dallas in May 2009.
- more -

Belo Elects New Director
August 4, 2009
Page Two
About Belo Corp.
Belo Corp. (BLC) is one of the nation’s largest pure-play, publicly-traded television companies, with 2008 annual revenue of $733 million. The Company owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, CW and MyNetwork TV, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.